EX 99.28(p)(17)

NEUBERGER BERMAN

CODE OF ETHICS

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CODE OF ETHICS

This Code of Ethics (“Code”) is adopted pursuant to Rule 204A-1 under the Investment Advisers Act of 1940 by various registered investment advisory affiliates of Neuberger Berman Group LLC1 (collectively, “NB” or “NB Affiliates”).  It has also been separately adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940 (the “Rules”) by Neuberger Berman Management LLC (“NB Management”), the Neuberger Berman Group of Funds (the “Funds”) and any NB Affiliate that serves in an investment adviser or sub-investment adviser capacity to one or more Companies/Trusts or a series thereof.

Any questions relating to this document should be brought to the attention of a Neuberger Berman Chief Compliance Officer. A list of Chief Compliance Officers and other Legal and Compliance contacts within the Firm is attached here as Exhibit A.

By accepting employment with NB, you have agreed to be bound by this Code of Ethics. On an annual basis you will be required to certify in writing your understanding of, and adherence to, this Code and your intention to comply with its requirements (including any amendments).

1 NB Alternative Fund Management LLC, NB Alternative Investment Management LLC, NB Alternatives Advisers LLC, Neuberger Berman Fixed Income LLC, Neuberger Berman LLC, Neuberger Berman Management LLC.

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Statement of General Principles

This Code of Ethics is adopted in recognition of the following principles that govern personal investment activities of all individuals associated with the NB:

●	It is their duty at all times to place the interests of Clients ahead of their personal interests. Priority must be given to Client trades over personal securities trades.

●
All personal securities transactions must be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility.

●	Individuals should not take advantage of their positions to benefit themselves at the expense of any Client.

●	In personal securities investing, individuals should follow a philosophy of investment rather than trading.

●	Individuals must comply with applicable Federal Securities Laws.

1. General Prohibitions

No person associated with the NB in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by a Client, shall:

●	Employ any device, scheme or artifice to defraud such Client;

●
Make to such Client any untrue statement of a material fact or omit to state to such Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

●	Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any Client;

●	Engage in any manipulative practice with respect to such Client;

●	Engage in any transaction in a security while in possession of material nonpublic information regarding the security or the issuer of the security; or

●	Engage in any transaction intended to raise, lower, or maintain the price of any security or to create a false appearance of active trading.

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2. Definitions
The following words have the following meanings, regardless of whether such terms are capitalized or not in this Code:

Access Person
Any employee officer, director, or Advisory Person of NB Alternative Fund Management LLC, NB Alternative Investment Management LLC, NB Alternatives Advisers LLC, Neuberger Berman Fixed Income LLC, Neuberger Berman LLC, Neuberger Berman Management LLC.

Advisory Person
Any employee of a Neuberger Berman entity, who, in connection with his or her regular functions or duties, makes, or participates in, making recommendations regarding the purchase or sale of Covered Securities by a Client or Fund; and any natural person in a control relationship to the Firm, Client or Funds who obtains information concerning the purchase or sale recommendations of Covered Securities, made to such Client or. The determination as to whether an individual is an Advisory Person shall be made by the Legal and Compliance Department, taking into consideration the following roles and responsibilities: Portfolio Manager, Traders, Analysts (credit/research) and any member on any of their respective teams, including Administrative Assistants.

Affiliated Investment Company
Each U.S. Registered Investment Company and series thereof for which NB Management is the investment manager, investment adviser, sub-adviser, administrator or distributor, or for which an affiliate of NB Management is the investment adviser or sub-adviser.

Beneficial Interest
A person has a Beneficial Interest in an account in which he or she may profit or share in the profit from transactions. Without limiting the foregoing, a person has a Beneficial Interest when the securities in the account are held:

(i)	in his or her name;

(ii)	in the name of any of his or her Immediate Family;

(iii)	in his or her name as trustee for himself or herself or for his or her Immediate Family;

(iv)	in a trust in which he or she has a Beneficial Interest or is the settlor with a power to revoke;

(v)	by another person and he or she has a contract or an understanding with such person that the securities held in that person's name are for his or her benefit;

(vi)	in the form of a right to acquisition of such security through the exercise of warrants,

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options, rights, or conversion rights;

(vii)	by a partnership of which he or she is a member;

(viii)	by a corporation which he or she uses as a personal trading medium;

(ix)	by a holding company which he or she controls; or

(x)
any other relationship in which a person would have beneficial ownership under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect Beneficial Interest shall apply to all securities which an Access Person has or acquires.

Any person who wishes to disclaim a Beneficial Interest in any securities must submit a written request to the Legal and Compliance Department explaining the reasons therefore. Any disclaimers granted by the Legal and Compliance Department must be made in writing. Without limiting the foregoing, if a disclaimer is granted to any person with respect to shares held by a member or members of his or her Immediate Family, the provisions of this Code of Ethics applicable to such person shall not apply to any member or members of his or her Immediate Family for which such disclaimer was granted, except with respect to requirements specifically applicable to members of a person's Immediate Family.

Blind Trust
A trust in which an Access Person has Beneficial Interest or is the settlor with a power to revoke, with respect to which the Legal and Compliance Department has determined that such Access Person or employee has no direct or indirect influence or control over the selection or disposition of securities and no knowledge of transactions therein, provided, however, that direct or indirect influence or control of such trust is held by a person or entity not associated with Neuberger Berman Group LLC and not a relative of such Access Person or employee.

Client
An account and transactions in Covered Securities in the account, to which NB provides investment advice or exercises discretion. For purposes of clarification, this code shall not apply to brokerage accounts or Client directed activity in an investment advisory account.

Covered Account
An account held in the name of an Access Person or Advisory Person, or in the name of an Immediate Family member and in which any of these defined persons has a Beneficial Interest (direct or indirect).

Covered Security
(a) any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation on any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of trust for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call,

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straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly know as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing; and (b) any security or instrument related to, but not necessarily the same as, those held or to be acquired by a particular Fund, (c) shares of any Affiliated Investment Company and (d) Exchange Traded Funds registered under the Investment Company Act of 1940;

The term Covered Security does not include: direct obligations of the Government of the United States; bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and shares of any unaffiliated registered open-end investment company other than an NB Affiliated Investment Company as that term is defined below and provided the shares of such unaffiliated open-end investment company are held directly with the fund company in a mutual fund account and not in third party brokerage account unless the Access Person has obtained prior written approval from the Compliance Department to maintain such account.

Day
A calendar day, except where otherwise indicated in this Code.

Disinterested Director/Trustee
A person serving as a disinterested director or trustee to an Affiliated Investment Company.

Exchange Traded Fund
Any unit investment trust or open-end registered investment company under the Investment Company Act of 1940, which has received certain exemptive relief from the Securities Exchange Commission to allow secondary market trading in its shares.

Federal Securities Laws
Means the Securities Act of 1933, the Securities Act of 1934, Investment Company Act of 1940, the Investment Advisers Act of 1940, the Sarbanes-Oxley Act of 2002, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to registered investment companies and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

Immediate Family
Any of the following relatives sharing the same household and/or (who) are financially dependent on an Access Person: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, including adoptive relationships and/or any other person deemed to be an Immediate Family member by the Legal and Compliance Department.

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Insider
An Insider includes Access Persons, their spouses, parents, grandparents, children and grandchildren. Also included are other relatives living in the same household as any member the Employee’s Portfolio Management Group and any other accounts in which the Employee has a financial interest, or the account of any person to whose financial support the Employee materially contributes.

Legal and Compliance Department
Neuberger Berman Legal and Compliance Department.

Limited Insider
A Limited Insider includes an Access Person’s parents, mother-in-law, father-in-law, son-in-law, sibling, brother-in-law, daughter-in-law, sister-in-law and/or any other family member deemed a Limited Insider by the Legal and Compliance Department. The Limited Insider does not share the same household as an Advisory Person and is not financially dependent on an Access Person. Also, Limited Insiders are not mandated to keep their brokerage accounts at Neuberger Berman or Fidelity Investments. Accounts of any estate or trust where an Access Person is an executor, trustee or other fiduciary with a beneficial interest in the account, and any person having knowledge of any proposed purchase and/or sale of securities for the account may be deemed either an Insider or Limited Insider account, depending on individual facts and circumstances as determined by the Legal and Compliance Department.

Limited Insider Account
A securities account in the name of a Limited Insider

Non-Advisory Personnel
Any employee of a Neuberger Berman entity who is in a support function such as Operations, IT, Client Service/Marketing, HR, Finance, Legal and Compliance.

Related Client
A Client or Affiliated Investment Company for which an for which an Advisory Person is deemed to have decision making authority or is responsible for maintaining and/or reviewing information pertaining to that Client. The term Related Client also includes a new fund that is invested with the Firm’s seed capital during the incubation period and does not have Client investments.

Related Issuer
An issuer with respect to which an Advisory Person or his or her Immediate Family: (i) has a business relationship with such issuer or any promoter, underwriter, officer, director, or employee of such issuer; or (ii) is related to any officer, director or senior management employee of such issuer.

Trading Desk
The Neuberger Berman Equity Trading Desk.

3. Required Compliance Procedures

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3.1 All Securities Transactions through Neuberger Berman and/or Fidelity Investments.

(a) Except as set forth in paragraphs (b) and (c): (i) Advisory Personnel are required to maintain their Covered Accounts at Neuberger Berman; (ii) Non-Advisory Personnel may maintain their Covered Accounts at (1) Neuberger Berman or (2) Fidelity Investments, with prior written approval from the Legal and Compliance Department.

(b) Notwithstanding paragraph (a): (i) Access Persons may hold shares of an unaffiliated Investment Company in which they have a direct or indirect Beneficial Interest in direct accounts on the books of such Investment Company; and (ii) Advisory Personnel may hold shares of an Investment Company for which an NB Affiliate is the investment adviser, administrator or distributor and in which they have a direct or indirect Beneficial Interest in direct accounts on the books of such Investment Company, however, Advisory Persons will be required to periodically disclose to the Legal and Compliance Department their specific holdings of any shares of an Affiliated Mutual Fund.

(c) Exceptions will granted in limited circumstances. Any individual seeking an exception to this policy should submit a request to the Legal and Compliance Department explaining the reasons therefore. Any exceptions granted must be made in writing.

(d) Any individual granted an exception pursuant to paragraph 3.1 (c) is required to direct his or her broker, adviser or trustee, as the case may be, to supply to the Legal and Compliance Department, on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts in his or her own name or in which he or she has a Beneficial Interest.

(e) Individuals are not required to execute through NB transactions in which they are establishing a dividend reinvestment plan directly through an issuer. However, individuals must obtain written approval from the Legal and Compliance Department prior to establishing any such plan and supply to the Legal and Compliance Department, on a timely basis, duplicate copies of all confirmations relating to the plan.

3.2 Preclearance of Securities Transactions by Advisory Persons.

(a) Every Advisory Person must obtain prior approval from the Trading Desk before executing any transaction in Covered Securities in a Covered Account. Before granting such approval, the Trading Desk shall determine that:

i.
The employee is not an Advisory Person to any Affiliated Investment Company which has a pending “buy” or “sell” order in that security or a derivative of such security (either through the Firm or otherwise);

ii.	The security does not appear on any “restricted” list of NB; and

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iii.	In the case of Access Persons who are Advisory Personnel, such transaction is not short selling or option trading that is economically opposite any current holding by any Investment Company.

(b) Advisory Persons may engage in a naked short sale transaction or any derivative having the same economic effect as a short sale of any Covered Security, provided, however, that they do not hold or intend to hold the Covered Security in any Client account. In addition, Advisory Persons may engage in short sales to cover an existing security position (e.g., hedging purposes) or engage in short sales against a broad based index of securities. Current eligible broad based indices are the S&P 500, Dow Jones Industrial Average, Wilshire 5000, and Russell 3000. Any other index must be pre-approved by the Compliance Department before engaging in a short sale transaction against the index.

(c) The following securities are exempt from preclearance requirements:

(i)	Securities transactions effected in Blind Trusts;

(ii)
The acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

(iii)
The acquisition of securities through the exercise of rights issued by an issuer pro rata to all holders of a class of securities, to the extent the rights were acquired in the issue, and sales of such rights so acquired;

(iv)	Options on the Standard & Poor's “500” Composite Stock Price Index; and

(v)	Other securities that may from time to time be so designated in writing by the Legal and Compliance Department.

(d) Obtaining preclearance approval does not constitute a waiver of any prohibitions,restrictions, or disclosure requirements in this Code of Ethics.

3.3 Post-Trade Monitoring of Pre-cleared Transactions.

After the Trading Desk has granted pre-clearance to an Advisory Person with respect to any personal securities transaction, the investment activity of such Advisory Person shall be monitored by the Legal and Compliance Department to ascertain that such activity conforms to the preclearance so granted and the provisions of this Code.

3.4 Notification of Reporting Obligations.

The Legal and Compliance Department shall identify all Access Persons who are required to make reports under the Code and inform those Access Persons of their

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reporting obligations.

3.5 Certification of Compliance with Code of Ethics.

The Legal and Compliance Department shall provide all Access Persons with a copy of the then current Code of Ethics upon commencement of their employment with the Firm and any material amendments thereafter. All Access Persons are required to certify annually in writing that they have:

(a) read and understand the Code of Ethics and recognize that they are subject thereto;

(b) complied with the requirements of the Code of Ethics;

(c) disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported pursuant to the requirements of the Code; and

(d) with respect to any Blind Trusts in which such person has a Beneficial Interest, that such person has no direct or indirect influence or control and no knowledge of any transactions therein.

4. Restrictions

4.1 Initial Public Offerings.

(a) In accordance with applicable FINRA rules, all Access Persons are prohibited from acquiring a Beneficial Interest in any Covered Securities during an initial public offering

4.2 Private Placements.

(a) No Access Person or member of his or her Immediate Family may acquire a direct or indirect Beneficial Interest in any Covered Securities in private placements (include, but not limited to, any interest in a hedge fund, private equity vehicle or other similar investment) without prior written approval by the Legal and Compliance Department.

(b) Prior approval shall take into account, among other factors, whether the investment opportunity should be reserved for a Client or a Fund and its shareholders and whether the opportunity is being offered to an individual by virtue of his or her position or relationship to the Client or Fund.

(c) An Advisory Person who has (or a member of whose Immediate Family has) acquired a Beneficial Interest in securities in a private placement is required to disclose that investment to the Legal and Compliance Department when such Advisory Person plays a part in any subsequent consideration of an investment in the issuer for any Client and/or Fund. In any such circumstances, the decision to purchase securities of the issuer for a Client and/or Fund is subject to an independent review by Advisory Personnel with no personal interest in

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the issuer. Such independent review shall be made in writing and furnished to the Legal and Compliance Department.

4.3 Related Issuers.

Advisory Personnel are required to disclose to the Legal and Compliance Department when they play a part in any consideration of an investment by a Client in a Related Issuer. In any such circumstances, the decision to purchase securities of the Related Issuer for a Client is subject to an independent review by an Advisory Person with no personal interest in the Related Issuer. Such independent review shall be made in writing and furnished to the Legal and Compliance Department.

4.4 Short Sale Positions

Advisory Persons are not permitted to engage in a naked short sale or any derivative having the same economic effect as a short sale of any Covered Security, if:

(a) They hold or intend to hold the security or its equivalent for a Client.
(b) Where an Advisory Person already holds such a short position and subsequently decides to hold a long position on behalf of a Client, the Advisory Person must complete all Client transactions in the security, prior to closing out the short position.
(c) In addition, Advisory Persons may engage in short sales to cover an existing security position (e.g., hedging purposes) or engage in short sales against a broad based index of securities. Current eligible broad based indices are the S&P 500, Dow Jones Industrial Average, Wilshire 5000, and Russell 3000. Any other index must be pre-approved by the Legal and Compliance Department before engaging in short sale transactions against the index.

4.5 Holding Period.

30 Day
All securities positions, including both long and short positions, established in any Covered Account must be held for at least 30 calendar days. The holding period is measured on a Last In-First Out basis.

The following are excluded from the 30-day holding period requirement:
(a) U.S. Treasury obligations.
(b) Bona fide hedging transactions, identified to the Legal and Compliance Department, prior to execution. Bona fide hedges may include transactions in Exchange Traded Funds (ETFs), options on market indices and other instruments designed to replicate activity of market indices (such as SPDRs, DIAMONDS etc.), and covered calls.
(c) Positions where at time of order entry, there is an expected loss of at least 10%. This exclusion does not apply to losses in options on equities.

These exclusions shall not apply if, in the opinion of the Legal and Compliance Department, a pattern of excessive trading exists.

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60 Day
Advisory Personnel are required to hold shares of any Affiliated Investment Company for at least 60 days. See Section 4.11 or additional information.

4.6 Discretionary Accounts (Advisory Persons)

An Advisory Person or Immediate Family Member who maintains a discretionary account that is managed by the same Investment Team of which the Advisory Person is a member is subject to same day black out period and price restitution restrictions. These restrictions are described in further detail below under sections 4.6 and 4.7.

4.7 Same Day Blackout Period (Advisory Persons)

No Advisory Person may execute purchases and/or sales in a Covered Security held in a Covered Account on a day during which any Related Fund executes either a “buy” or “sell” order in that same security.

(a) If any Advisory Person purchases or sells a Covered Security held, or by reason of such transaction held, in his or her own name or in the name of an Immediate Family member and a Related Fund purchases or sells the same security during the same day, the Advisory Person will be required to break that trade in all Covered Accounts. All losses will be incurred by the Advisory Person and any profit will be treated in accordance with the provisions below.

Note 1: In addition to this Code, Advisory Personnel who also work within the Equity Research department are subject to additional departmental trading restrictions related to transactions in their Covered Accounts. Please refer to the Equity Research Department’s written internal procedures for specific details.

Note 2: Advisory Personnel are subject to the same day black out period restriction (as described above) when transacting in Exchange Traded Funds registered under the Investment Company Act of 1940 in their Covered Accounts.

4.8 Price Restitution

4.8(1) Same Day Price Restitution for Access Persons

(a) If an Access Person purchases a Covered Security in a Covered Account and a Client purchases the same security during the same day, then, the Access Person may not receive a price which is more favorable than the price which was received by the Client.

(b) If an Access Persons sells a Covered Security held in a Covered Account and a Client sells the same security during the same day, then, the Covered Account may not

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receive a price which is more favorable than the price which was received by the Client.

4.8(2) Same Day Price Restitution for Limited Insiders

(a) If a Limited Insider purchases a Covered Security in a Limited Insider Account and a Related Client purchases the same security during the same day, then, the Limited Insider Account may not receive a price which is more favorable than the price which was received by the Related Client. Where operationally feasible, the Related Client shall receive the better price.

(b) If a Limited Insider sells a Covered Security held in a Limited Insider Account and a Related Client sells the same security during the same day, then, the Limited Insider Account may not receive a price which is more favorable than the price which was received by the Related Client. Where operationally feasible, the Related Client shall receive the better price.

Note: Limited Insiders are also subject to same day price restitution (as described above) when transacting in Exchange Traded Funds registered under the Investment Company Act of 1940 in their Covered Accounts.

4.8(3) Advisory Person Price Restitution

(a) If any Advisory Person or Immediate Family member purchases a Covered Security, in a Covered Account within five (5) business days prior or one (1) business days subsequent to a Related Client trade then, the Advisory Person or Immediate Family member may not receive a price which is more favorable than the price which was received by the Related Client.

(b) An exception to this policy will be granted for initial investments in new accounts and for investments made as a result of additional new funds deposited into an existing account.

Note: Advisory Personnel are subject to price restitution (as described above) when transacting in Exchange Traded Funds registered under the Investment Company Act of 1940 in their Covered Accounts.

(b) If any Advisory Person or Immediate Family member sells a Covered Security, in a Covered Account within five (5) calendar days prior or one (1) business days subsequent to a Related Client trade then, the Advisory Person or Immediate Family member may not receive a price which is more favorable than the price which was received by the Related Client.

Note: Advisory Personnel are also subject to price restitution (as described above in

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items (a) and (b)) when transacting in Exchange Traded Funds registered under the Investment Company Act of 1940 in their Covered Accounts.

4.8(4) Restitution Process and De Minimus Exemption

(a) No restitution shall be required for amounts less than $1000. With respect to the Funds, the Legal and Compliance Department reserves the right to review the individual restitutions below $1000 and may require payment of these amounts if facts and circumstances warrant.

(b) Where a restitution is required, preference shall be to provide the economic benefit to Clients where operationally, contractually or legally permitted. Where otherwise not feasible or permitted, restitution may be made by transfer, wire or check, which shall be remitted to the Firm’s philanthropic account.

4.8 (5) Equity Research Investment Personnel

In addition to this Code, Equity Research Investment Personnel2 are subject to additional departmental trading restrictions related to personal transactions in their covered accounts. Please refer to the Equity Research Department’s written internal procedures for specific details.

4.8 (6) Exceptions to Price Restitution

Notwithstanding the foregoing, price restitution shall not apply to:

(i)	Limited Insiders during the five (5) calendar days pre- Related Client transaction or the one (1) business days subsequent to a Related Client transaction;
(ii)	Securities transactions effected in Blind Trusts;
(iii)	Securities transactions that are non-volitional on the part of the Access Person;
(iv)
The acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

(v)
The acquisition of securities through the exercise of rights issued by an issuer pro rata to all holders of a class of securities, to the extent the rights were acquired in the issue, and sales of such rights so acquired;

(vi)	Options on the Standard & Poor's “500” Composite Stock Price Index;
(vii)	Transactions arising through arbitrage, market making activities or hedged options trading;
(viii)	Transactions in the NB ERISA Profit Sharing and Retirement Plan;

2 These are defined as individuals within the Equity Research Department who have been approved to serve as portfolio managers to certain Neuberger Berman Mutual Funds and/or who are determined by the Legal and Compliance Department to fall within the definition of Investment Person.

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(ix)	Fully discretionary investment advisory accounts maintained by Access Persons (other than Advisory Persons), but managed by an investment team of which the Access Person is not a member; and
(x)	Other securities that may from time to time be so designated in writing by the Legal and Compliance Department.

4.9 Gifts (Summary)

All Access Persons and employees are prohibited from giving or receiving any gift or other thing of more than One Hundred Dollars ($100) in value to or from any person or entity that does business with the Firm in any one year, unless approved by the Legal and Compliance Department. In addition to the above policy, the Firm has adopted additional gift and entertainment policies to which employees are subject. [See NB Code of Conduct for additional information.]

4.10 Service as Director of Publicly Traded Companies.

Advisory Persons are prohibited from serving on the Boards of Directors of publicly traded companies, unless approved, in writing, by the Legal and Compliance Department.

4.11 Shares of an Affiliated Investment Company or Related Fund.

(a) All trading in shares of an Affiliated Investment Company is subject to the terms of the prospectus and/or the Statement of Additional Information of the Affiliated Investment Company.

(b) No Access Person or may engage in excessive trading or market timing in any shares of any Affiliated Investment Company.

(c) Except as set forth in paragraph (d), all Advisory Persons and Advisory Personnel are required to hold any shares purchased of any Affiliated Investment Company for a minimum of sixty (60) calendar days. Such holding period is measured on a Last-In, First-Out basis. After such holding period has lapsed, an Advisory Person may redeem or exchange such shares; provided, however, that after any such redemption or exchange, the Advisory Person may not purchase additional shares of such Affiliated Investment Company for another period of sixty (60) calendar days.

(d) The provisions of paragraph (c) shall not apply to: (i) taxable and tax-exempt money market funds; (ii) variable annuity contracts for which an Investment Company serves as the underlying investment vehicle; and (iii) shares of an Investment Company that are purchased through an automatic investment program or payroll deduction.

(e) Any requests for exceptions to the holding period must be submitted to the Advisory Person’s supervisor, the Chief Investment Officer of NB or the Chief Compliance

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Officer. The Legal and Compliance Department may consult with the supervisor and Chief Investment Officer before it determines, in its sole discretion, whether to grant an exception.

5. Procedures with Regard to Dissemination of Information

Access Persons are prohibited from revealing information relating to current or anticipated investment intentions, portfolio transactions or activities of Funds except to persons whose responsibilities require knowledge of the information.

6. Reports of Holdings by Access Persons

6.1 Initial Report.

No later than 10 days after a person becomes an Access Person, such person shall report to Legal and Compliance the following information, which shall be current as of a date no more than 45 days prior to the date the person becomes an Access Person:

(a) The title and type of security, and as applicable, the exchange ticker or CUSIP number, number of shares and principal amount of each Covered Security in which the Access Person had a direct or indirect Beneficial Interest when the person became an Access Person;

(b) The name of any broker, dealer or bank with whom the Access Person maintained an account in which the Access Person had a direct or indirect Beneficial Interest and

(c) The date that the report is submitted by the Access Person.

Access Persons are required to certify that they have read and understand the Code of Ethics.

6.2 Annual Report.

Access Persons are required to disclose securities holdings on or before January 30th of each year. Access Persons are required to certify they have read, understand, and complied with the Code of Ethics on or before January 30 of each year. Annually, each Access Person shall report the following information, which must be current as of a date no more than 45 days before the report is submitted:

(a) The title and type of security, and as applicable the exchange symbol or CUSIP number, number of shares and principal amount of each Covered Security in which the Access Person had a direct or indirect Beneficial Interest;

(b) The name of any broker, dealer or bank with whom the Access Person maintains an account in which the Access Person had a direct or indirect Beneficial Interest; and

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(c) The date that the report is submitted by the Access Person.

6.3 Exceptions.

No report is required with respect to holdings where such report would duplicate information recorded by NB pursuant to Rules 204-2(a)(12) or204-2(a)(13) under the Investment Advisers Act of 1940. For purposes of the foregoing, no report is required with respect to the holdings of securities in accounts maintained at NB.

7. Quarterly Reports of Transactions by Access Persons

7.1 General Requirement.

Every Access Person shall report, or cause to be reported, to the Trust and Legal and Compliance Department the information described in Section 7.3 with respect to transactions in any Covered Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Interest.

7.2 Disinterested Directors/Trustees.

A disinterested Director/Trustee of the Company/Trust need only report a transaction in a security if such Director/Trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a Director/Trustee, should have known that, during the 15-day period immediately before or after the date of the transaction in a Covered Security by that director/Trustee, such Covered Security was purchased or sold by a Company/Trust or Fund or was being considered for purchase or sale by NB.

7.3 Contents of Quarterly Reports of Transactions.

Every quarterly transaction report shall be made not later than 30 days after the end of the calendar quarter and shall contain the following information:

(a) The date of the transaction, the title and as applicable the exchange ticker and symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Covered Security involved;

(b) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c) The price of the Covered Security at which the transaction was effected;

(d) The name of the broker, dealer or bank with or through whom the transaction was effected; and

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(e) The date that the report is submitted by the Access Person.

Unless otherwise stated, no report shall be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Interest in the security to which the report relates.

7.4 Exceptions.

No report is required with respect to transactions where such report would duplicate information recorded by NB or Fidelity Investments pursuant to Rules 204-2(a)(12) or 204-2(a)(13) under the Investment Advisers Act of 1940. For purposes of the foregoing, the Legal and Compliance Department maintains (i) electronic records of all securities transactions effected through NB and Fidelity Investments, and (ii) copies of any duplicate confirmations that have been provided to the Legal and Compliance Department under this Code of Ethics with respect to securities transactions that, pursuant to exceptions granted by the Legal and Compliance Department, have not been effected through NB; accordingly, no report is required with respect to such transactions.

8. Quarterly Reports by Access Persons Regarding Securities Accounts.

(a) Every Access Person shall report, or cause to be reported, to the Legal and Compliance Department, and/or the Chief Compliance Officer the information regarding any securities account established by the Access Person during any quarter. Every report shall be made not later than 30 days after the end of the calendar quarter and shall contain the following information:

(i)	The name of the broker, dealer or bank with whom the Access Person established the account;

(ii)	The date the account was established; and

(iii)	The date that the report is submitted by the Access Person.

(b) No report is required with respect to securities accounts where such report would duplicate information recorded by NB or Fidelity Investments pursuant to Rules 204- 2(a)(12) or 204-2(a)(13) under the Investment Advisers Act of 1940. For purposes of the foregoing, no report is required with respect to securities accounts at NB or Fidelity Investments.

9. Implementation.

    9.1 Violations.

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Any person who has knowledge of any violation of this Code shall report said violation to the Legal and Compliance Department. The Chief Compliance Officer of the Funds shall receive a report of all violations of this Code.

 9.2 Sanctions.

NB shall have the authority to impose sanctions for violations of this Code. Such sanctions may include a letter of censure, suspension or termination of the employment of the violator, forfeiture of profits, forfeiture of personal trading privileges, forfeiture of gifts, or any other penalty deemed to be appropriate.

 9.3 Forms.

The Legal and Compliance Department is authorized, with the advice of counsel, to prepare written forms for use in implementing this Code. Such forms shall be attached as an Appendix to this Code and shall be disseminated to all individuals subject to the Code.

 9.4 Exceptions.

Exceptions to the requirements of this Code may be granted from time-to-time, in the discretion of the Legal and Compliance Department, based upon individual facts and circumstances. Such exceptions will not serve as precedent for additional exceptions, even under similar circumstances.

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ADDENDUM TO THE
NEUBERGER BERMAN CODE OF ETHICS

The Code has also been adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940 NB Management and the Funds. In addition to the provisions contained in the Code, the following shall also apply to apply to NB Management, the Funds and any of their Access Persons or Advisory Persons.

1. Ethics and Compliance Committee (of the NB Group of Funds).

(a) The Ethics and Compliance Committee shall be composed of at least two members who shall be disinterested Director/Trustees selected by the Board of Directors/Trustees of the Company/Trust (the “Board”).

(b) The Ethics and Compliance Committee shall consult regularly with the Legal and Compliance Department and/or the Chief Compliance Officer and either the Committee or the Board shall meet no less frequently than annually with the Legal and Compliance Department and/or the Chief Compliance Officer regarding the implementation of this Code. The Legal and Compliance Department shall provide the Ethics and Compliance Committee with such reports as are required herein or as are requested by the Ethics and Compliance Committee.

(c) A quarterly report shall be provided to the Board certifying that except as specifically disclosed to the Ethics and Compliance Committee, the Legal and Compliance Department knows of no violations of the Code of Ethics and the Chief Compliance Officer shall attend all regular meetings of the Board to report on the implementation of this Code.

 2. Annual Report to the Board.

(a)	No less frequently than annually and concurrently with reports to the Board the Chief Compliance Officer of the Funds shall furnish to the Funds, and the Board must consider, a written report that:

(i)
describes any issues arising under this Code or procedures concerning personal investing since the last such report, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations;

(ii)	certifies that the NB Management, NB or any NB affiliate, as applicable, have adopted procedures reasonably necessary to prevent Access Persons from violating the Code; and

(iii)	identifies any recommended changes in existing restrictions or procedures based upon the Fund's experience under the Code of Ethics, evolving industry practices, or

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developments in applicable laws or regulations.

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EXHIBIT A

Group	Compliance Officer	Contact Information
NB Alternative Fund Management LLC	Henry Rosenberg, CCO	omitted
	Joyce Messaris	omitted

NB Alternative Investment Management LLC	Christopher Neira, CCO	omitted

NB Alternatives Advisers LLC	Scott Christiansen, CCO	omitted

Neuberger Berman Fixed Income LLC	Brian Lord, CCO	omitted
	Lori Loftus	omitted
	MaryAnn McCann	omitted

Neuberger Berman LLC	Brad Cetron, CCO	omitted
	Henry Rosenberg	omitted
	Richard Drew	omitted
	Juan Veletanga	omitted
	William Yela	omitted

Neuberger Berman Management LLC	Chamaine Williams, CCO	omitted
	Keisha Audain-Pressley	omitted
	Jeanette Eng	omitted
	Kevin Pemberton	omitted

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